Bravo Brio Restaurant Group, Inc. Reports First Quarter Financial Results

Columbus, Ohio - May 2, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen week period ended March 26, 2017.

Selected First Quarter 2017 Highlights Compared to the First Quarter 2016:

▪	Revenues decreased 1.9% to $106.7 million from $108.8 million.

▪	Total comparable restaurant sales decreased 2.3%.

▪	Comparable restaurant sales decreased 2.9% at BRAVO! and 1.9% at BRIO.

▪	Restaurant-level operating profit decreased 12.2% to $13.9 million from $15.8 million.

▪	GAAP net income was $0.5 million, or $0.04 per diluted share, compared to GAAP net income of $2.2 million, or $0.15 per diluted share.

▪
Adjusted net income was $2.0 million, or $0.13 per diluted share, compared to adjusted net income of $2.2 million, or $0.15 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Brian O'Malley, President and Chief Executive Officer, said, “We achieved sequential progress in comparable restaurant sales during the first quarter despite a difficult operating environment. Looking ahead, we are optimistic about our prospects and ability to generate further improvement in sales and profitability as we begin to realize the return on investments made during 2016 in food quality, presentation, and service.”

O’Malley continued, “The casual dining industry remains challenging but we are gaining traction. We are pleased with the continued, solid growth of our banquet business while our ‘to go’ and delivery businesses expanded meaningfully during the first quarter, especially at BRIO. Continued delivery penetration coupled with our impending ‘catering to go’ program will further support this burgeoning sales channel. We also recently launched new menus which emphasize fresh, healthier cuisine and will streamline execution. As we pursue top-line initiatives, we have been assertive in finding opportunities to increase profitability including aggressively managing our general and administrative expenses. Above all, our intention is to finish 2017 in a much stronger position than we began it.”

O'Malley concluded, "As we enhance the BBRG experience both inside and outside of our four walls, we have made headway in optimizing our restaurant portfolio. Our BRIO Coastal Bar & Kitchen in Torrance, CA, which opened in late 2016, is off to a promising start. We expect to incorporate many of the new menu items, operational tactics and design elements from this location into our broader reimaging plan. In addition, we will likely close at least three restaurants during the second quarter and a minimum of another three restaurants by year-end. By critically reviewing each individual location, we can best ensure we meet our targeted financial returns.”

First Quarter 2017 Financial Results

Revenues decreased $2.1 million, or 1.9%, to $106.7 million in the first quarter of 2017, from $108.8 million in the first quarter of 2016. The decrease in revenues was primarily due to a 2.3% decrease in comparable restaurant sales. The comparable restaurant sales decrease consisted of a 3.3% decrease in guest counts and a 1.0% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, decreased $0.2 million, or 0.2%, to $92.8 million in the first quarter of 2017, from $93.0 million in the first quarter of 2016. Total restaurant-level operating profit decreased $1.9 million, or 12.2%, to $13.9 million from $15.8 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 13.0% in the first quarter of 2017 from 14.6% in the first quarter of 2016.

GAAP net income in the first quarter of 2017 was $0.5 million, or $0.04 per diluted share, as compared to GAAP net income of $2.2 million, or $0.15 per diluted share, in the same period last year.

On an adjusted basis, a measure that the Company believes provides additional information to facilitate a year-over-year performance comparison, adjusted net income in the first quarter of 2017 was $2.0 million, or $0.13 per diluted share, compared to adjusted net income of $2.2 million, or $0.15 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to adjusted (non-GAAP) net income.

First Quarter 2017 Brand Operating Highlights

Comparable restaurant sales decreased 2.9% at BRAVO! and 1.9% at BRIO. Average weekly sales for BRAVO! and BRIO were $58,100 and $81,500, respectively.

As of March 26, 2017, the Company operated 51 BRAVO! restaurants, 65 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement. Additionally, one BRIO restaurant is operated under a franchise agreement.

2017 Outlook

The Company is providing the following outlook for the 53-week period ending December 31, 2017:

•	Revenues of $405 million to $415 million. The Company has lowered the previous range by $1 million to reflect the updated timing of restaurant closures.

•	Total comparable restaurant sales of minus 2.5% to flat.

•	Development of one Company-operated restaurant.

•	Pre-opening costs of approximately $0.5 million to $1.0 million.

•	Capital expenditures of $10.0 million to $12.0 million.

•	Diluted share count of approximately 15.4 million.

•	Estimated annual tax rate of approximately 5% (previously approximately 10%).

•	Adjusted net income per diluted share of $0.22 to $0.32.

The Company has not reconciled guidance for Annual adjusted net income per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items because it cannot determine their probable significance, as certain items are outside of its control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

As part of a review of its restaurant portfolio, the Company expects to close at least six underperforming restaurants and reinvest capital into certain existing restaurants through reimaging and private dining room initiatives.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2017 financial results today at 4:30 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (719) 457-2080. A replay will be available two hours after the call and can be accessed by dialing (412) 317-6671; the conference ID is 5529597. The replay will be available until Tuesday, May 9, 2017.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

Non-GAAP Measures.

Adjusted net income and Adjusted net income per share are supplemental measures of the Company's performance that are not required or presented in accordance with generally accepted accounting principles, or GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered by themselves or as a substitute for measures of performance prepared in accordance with GAAP.

The Company calculates these non-GAAP measures by adjusting net income and net income per share for the impact of certain non-comparable items that are reflected in its GAAP results. The Company believes these adjusted measures provide investors with additional information to facilitate the comparison of its past and present financial results and assist users of the financial statements to better understand these results. The Company utilizes results that both include and exclude the identified items in evaluating its business performance. However, the inclusion of these adjusted measures should not be construed as an indication that the Company's future results will not be affected by certain unusual or non-comparable items.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2017.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED MARCH 26, 2017 AND MARCH 27, 2016 (UNAUDITED)
(in thousands except per share data)

	Thirteen Weeks Ended
	March 26, 2017		March 27, 2016
Revenues	$106,719		$108,800
Costs and expenses
Cost of sales	28,211	26.4%	28,007	25.7%
Labor	39,070	36.6%	39,265	36.1%
Operating	17,085	16.0%	17,582	16.2%
Occupancy	8,449	7.9%	8,109	7.5%
General and administrative expenses	7,671	7.2%	6,671	6.1%
Restaurant preopening costs	29	—%	441	0.4%
Depreciation and amortization	5,114	4.8%	5,533	5.1%
Total costs and expenses	105,629	99.0%	105,608	97.1%
Income from operations	1,090	1.0%	3,192	2.9%
Interest expense, net	511	0.5%	348	0.3%
Income before income taxes	579	0.5%	2,844	2.6%
Income tax expense	29	—%	596	0.5%
Net income	$550	0.5%	$2,248	2.1%

Net income per basic share	$0.04		$0.15
Net income per diluted share	$0.04		$0.15
Weighted average shares outstanding-basic	15,113		14,766
Weighted average shares outstanding-diluted	15,138		15,416

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO ADJUSTED RESULTS

Litigation settlements and expenses, net (1)	$1,560		$—
Income tax expense (2)	(78)		—
Total adjustments	1,482		—

Adjusted net income	$2,032		$2,248

Net income per basic share- adjusted	$0.13		$0.15
Net income per diluted share- adjusted	$0.13		$0.15

Weighted average shares outstanding-basic	15,113		14,766
Weighted average shares outstanding-diluted	15,138		15,416

_________________________

1)	Reflects the net impact for litigation settlements and expenses recorded during the thirteen weeks ended March 26, 2017.

2)	Reflects the adjustments for income taxes related to the accrued liability for current litigation.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 26, 2017 AND DECEMBER 25, 2016
(Dollars in thousands)

	March 26, 2017	December 25, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$377	$444
Accounts receivable	6,482	9,587
Tenant improvement allowance receivable	160	799
Inventories	2,771	3,114
Prepaid expenses and other current assets	2,497	3,339
Total current assets	12,287	17,283
Property and equipment — net	141,672	145,120
Other assets — net	4,306	4,359
Total assets	$158,265	$166,762

Liabilities and shareholders' deficiency in assets
Current liabilities
Trade and construction payables	$13,796	$15,514
Accrued expenses	27,076	27,351
Current portion of long-term debt	4,000	4,000
Deferred lease incentives	8,258	7,334
Deferred gift card revenue	14,390	18,618
Total current liabilities	67,520	72,817
Deferred lease incentives	51,578	54,459
Long-term debt	36,700	37,500
Other long-term liabilities	23,194	23,516
Commitments and contingencies
Shareholders’ deficiency in assets
Common shares, no par value per share— authorized 100,000,000 shares; 21,137,799 shares issued at March 26, 2017 and 21,069,454 shares issued at December 25, 2016	202,814	202,561
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at March 26, 2017 and December 25, 2016	—	—
Treasury shares, 5,977,860 shares at March 26, 2017 and December 25, 2016	(81,019)	(81,019)
Retained deficit	(142,522)	(143,072)
Total shareholders’ deficiency in assets	(20,727)	(21,530)
Total liabilities and shareholders’ deficiency in assets	$158,265	$166,762